Exhibit 10.31
IDEX CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT
AND DEFERRED COMPENSATION PLAN
(A Merger and Restatement of the IDEX Corporation Supplemental Executive Retirement Plan, the IDEX
Corporation 1996 Deferred Compensation Plan for Officers, and the IDEX Corporation 1996 Deferred
Compensation Plan for Non-Officer Presidents)
INTRODUCTION
          On January 13, 1993, IDEX Corporation entered into the IDEX Corporation Supplemental Executive Retirement Plan (the “SERP Plan”). On January 23, 1996, for the benefit of its officers IDEX Corporation, by resolution of its Board of Directors, originally approved the form of the IDEX Corporation 1996 Deferred Compensation Plan for Officers (the “Officers Plan”) and, for the benefit of its non-officer presidents, the IDEX Corporation 1996 Deferred Compensation Plan for Non-Officer Presidents (the “Non-Officer Plan”). IDEX Corporation now wishes to (i) merge the Officers Plan, the Non-Officer Plan, and the SERP Plan (collectively the “Merging Plans”) into a single plan to be known as the IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan, (ii) modify certain provisions of the Merging Plans, and (iii) to restate the IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan in its entirety as modified.
ARTICLE I
DEFINITIONS, BACKGROUND, PURPOSE AND EFFECTIVE DATE
          Section 1.01 Definitions. For purposes of the Plan, the following terms shall have the definitions stated below unless the context clearly indicates otherwise:
               (a) “401(a)(17) Compensation Cap” means the maximum annual amount of compensation that can be taken into account for qualified retirement plan purposes under Code Section 401(a)(17).
               (b) “Accounts” means the SERP Account and the Deferred Compensation Account.

               (c) “Active Participant” means, with respect to a Plan Year, a Participant who is designated by the Committee as eligible to participate in the Plan for such Plan Year.
               (d) “ Administrator” means the Committee or such person or persons appointed by the Committee to take certain actions with respect to the Plan. The Committee shall have all duties and responsibilities imposed by ERISA.
               (e) “Base Compensation” means the annual rate of salary determined on any date and shall exclude Bonuses and other similar amounts.
               (f) “Board” means the Board of Directors of IDEX Corporation.
               (g) “Bonus” means the short-term, annual, bonus or other incentive compensation that is and would, except as provided herein, be payable in cash and any long term incentive compensation amounts that are settled in cash.
               (h) “Change of Control Event” means either (a) a transaction or series of transactions which within a 12-month period constitute a change of management or control where (i) at least 51 percent of the then outstanding shares of Common Stock are (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof) redeemed by IDEX Corporation or purchased by any person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with IDEX Corporation, or any combination of such redemption, purchase or exchange, or (ii) at least 51 percent of IDEX Corporation’s assets are purchased by any person(s), firm(s) or entity(ies) whether or not affiliated with IDEX Corporation for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or (iii) IDEX Corporation is merged or consolidated with another corporation regardless of whether IDEX Corporation is the survivor (except any such transaction solely for the purpose of changing the domicile of IDEX Corporation or which does not change the ultimate beneficial ownership of the equity interests in IDEX Corporation), or (b) a substantial equivalent of any such redemption, purchase, exchange, change, transaction or series of transactions, merger or consolidation constituting such change of management or control. Effective as of January 1, 2006, a “Change of Control Event” will have occurred only if, in addition to the requirements set above, the event constitutes a change in the ownership or effective control of IDEX Corporation, or in the ownership of a substantial portion of the assets of IDEX Corporation, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
     (i) “Code” means the Internal Revenue Code of 1986, as amended.
     (j) “Committee” means the Compensation Committee of the Board.
     (k) “Common Stock” means the common stock, par value $.01 per share, of IDEX Corporation.
     (l) “Company” means IDEX Corporation and any Organization Under Common Control.
     (m) “Compensation” means, for a Participant in any Plan Year (or portion thereof), the remuneration paid to a Participant that would, except as provided herein, be payable in cash, including without limitation, Base Compensation, Bonuses and amounts deferred under Article IV of the Plan and as otherwise specifically modified by a provision of the Plan.
     (n) “Deferred Compensation Account” shall have the meaning set forth in Section 4.05.
     (o) “Deferral Date” shall have the meaning set forth in Section 4.05.
     (p) “Deferred Amounts” of a Participant means an amount of Compensation deferred under the Plan and credited to the Deferred Compensation Account.
     (q) “Deferred Compensation Units” or “DCUs” shall mean a hypothetical investment which is equivalent in value to one share of Common Stock which is accounted for in Section 4.06(b) of the Plan.
     (r) “Deferred Compensation Units Subaccount” shall mean the recordkeeping account to hold Deferred Compensation Units described in Section 4.06(b).

Effective as of January 1, 2011, no additional amounts of deferred compensation may be credited to the Deferred Compensation Units Subaccount (other than amounts attributable to deferrals of Bonus amounts relating to calendar year 2010 which are payable in calendar year 2011).
               (s) “Defined Contribution Plan” means the IDEX Corporation Defined Contribution Retirement Plan.
               (t) “Designated Beneficiary” means any one or more persons last designated by a Participant to receive death benefits under the Plan. The designation may be changed from time to time. All designations are to be made on forms provided by, and filed with, the designated representative of the Administrator or in such other manner approved by the Administrator. In the absence of an otherwise effective designation, death benefits will be payable in the following order of priority:
                      (i) to the Participant’s surviving spouse or, if there is none,
                      (ii) to the Participant’s estate.
                 (u) “Distribution Date” means the date on which distribution of a Participant’s Deferred Compensation Account benefits shall be made or commence, such date to be the January 1 following the number of deferral years elected by the Participant (minimum two years) or the January 1 following the year of the Participant’s Retirement, as elected by the Participant. A Participant’s election of a Distribution Date pursuant to Section 4.02(d) (either for the commencement of the distribution of benefits or with respect to installment payments) shall be superseded by a Change of Control Event, a Participant’s death or a Termination of Employment as set forth in Article IV.
                (v) “Dividend Equivalent” means an amount equal to the cash dividend paid on one of the shares of Common Stock multiplied by the number of Deferred Compensation Units held in a Participant’s Deferred Compensation Units Subaccount at the dividend record date.

               (w) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               (x) “Fair Market Value” means the fair market value of a share of the Common Stock as of a given date measured as (i) the closing price of a share of the Common Stock on the principal exchange on which shares of the Common Stock are then trading, if any, on the day previous to such date, or, if shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if such Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if such Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock, on the day previous to such date, as determined in good faith by the Committee; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith.
               (y) “Interest-Bearing Subaccount” means an Investment Alternative which is adjusted no less often than quarterly to reflect hypothetical earnings for the for the period equal to the lesser of (i) the Barclays Long Term AAA Corporate Bond Yield Average (or the appropriate successor index) determined as of the first business day of November of the preceding calendar year or (ii) 120% of the ‘applicable federal long-term rate’ under Section 1274(d) of the Code determined as of the first business day of November of the preceding calendar year, with compounding using the rate specified that corresponds most closely to the period of adjustment for hypothetical earnings.
               (z) “Investment Alternatives” means the Interest-Bearing Subaccount, the Deferred Compensation Units Subaccount and other Investment Alternative Subaccounts established from time to time in the sole discretion of the Committee which are used to determine the hypothetical rate of earnings on the SERF Account or Deferred Compensation Account.

                (aa) “Non-Retirement Plan Participant” means a Participant who did not make an election to continue to accrue benefits in the Retirement Plan post December 31, 2005 under the terms of Section 3.6 of the Retirement Plan as of that date.
                (bb) “Organization Under Common Control” means (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, which includes IDEX and (ii) any trade or business which is under common control, within the meaning of Section 414(c) of the Code, with IDEX.
               (cc) “Payday” means the regular and recurring established day for payment of Compensation to Participants and any date a Bonus is paid.
                (dd) “Pension Plan” means the Defined Contribution Retirement Plan and the Retirement Plan.
               (ee) “Plan” means this IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan.
               (ff) “Plan Year” means the calendar year.
                (gg) “Retirement Plan” means the IDEX Corporation Retirement Plan.
                (hh) “Retirement” means Termination of Employment with the Company on or after reaching age 55.
               (ii) “Savings Plan” means the IDEX Corporation Savings Plan.
                (jj) “Termination of Employment” means the time (which in the absence of any other determination by the Administrator) shall be deemed to be the last day actually worked by the Participant when the employee-employer relationship between the Participant and the Company is ended for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge or death, but excluding retirement or termination where there is a simultaneous reemployment by the Company. The Committee, in its absolute discretion, shall determine the effect of all other matters and questions relating to

Termination of Employment, including, but not by way of limitation, all questions of whether particular leaves of absence constitute Terminations of Employment. Notwithstanding the foregoing, a Termination of Employment will not have occurred unless it also represents a “separation from service” within the meaning of Section 409A of the Code
               (kk) “Tier 1 Participants” means those Participants identified to the Committee as Tier 1 Participants for a Plan Year.
                (ll) “Unforeseeable Emergency” of a Participant, as determined by the Administrator, means a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more events beyond the control of the Participant and such severe financial hardship would result if early withdrawal pursuant to Section 4.04(b) and Section 4.04(c) were not permitted. Effective as of January 1, 2006, an event will be deemed to constitute an “Unforeseeable Emergency” only if it represents the “occurrence of an unforeseeable emergency” within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
               (mm) “Years of Service” means at any time the number of “Years of Service” a Participant has earned under the terms of the Defined Contribution Plan.
          Section 1.02 Background and Purpose of the Plan. The Board of Directors of IDEX Corporation recognizes that the retirement benefits of certain employees who participate in a Pension Plan are subject to the limitations imposed on benefits by operation of the provisions of Sections 401(a)(17) and 415 of the Code. The purpose of the Plan is to establish an unfunded plan maintained primarily to provide deferred compensation for a select group of highly compensated employees within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA to compensate such employees for any reduction in benefits under the Pension Plan in which he or she is a participant because of the maximum benefit limitations under Section 415 of the Code or the 401(a)(17) Compensation Cap limitation on compensation under the Pension Plan and also to provide Participants with the ability to defer other amounts of compensation.

          Section 1.03 Effective Dates and Effect of Merger of Plans.
               (a) Effective Dates. The original effective date of the SERP Plan is January 1, 1993. The original effective date of the Officers Plan is January 23, 1996. The original effective date of the Non-Officer Plan is January 23, 1996. The effective date of the Plan as restated by this document is January 1, 2011.
               (b) Effect of Merger of Merging Plans. The restatement of the Plan by this document shall not reduce the amount of benefit payable under the Merging Plans below the level of benefits accrued under the terms of the Merging Plans as they were in effect on December 31, 2010. For purposes of clarification, the intent of the previous sentence is to preserve all Merging Plans provisions as in effect on December 31, 2010 for determining the benefit under the Plan as of December 31, 2010, but does not preclude a reduction in benefit payable under the Plan because of losses that should be applied in determining the value of an Account or due to increased levels of benefits payable under the Retirement Plan. Amounts deferred under the provisions of the Officers Plans and the Non-Officer Plan will be treated as amounts held in the Deferred Compensation Account. Benefits accrued under Sections 3.01(b) and (c) of the SERP Plan prior to January 1, 2011, will be treated as amounts held in the SERP Account. Benefits accrued under Section 3.01(a) of the SERP Plan prior to January 1, 2011, will be treated as a DB SERP Benefit under Section 3.07. Further, it is not the intent to and, the merger of the Merging Plans and this restatement of the Plan will not, change the time and form of payment of any amounts of deferred compensation which were deferred under the terms of the Merging Plans prior to January 1, 2011 in violation of Section 409A of the Code.
ARTICLE II
ELIGIBILITY
          Section 2.01 Eligibility for Participation. An employee of the Company shall be eligible to participate in the Plan if the employee is an officer or other key employee who is designated by the Committee as eligible to accrue benefits under the Plan and only for the periods designated by the Committee. Employees who are not so designated by the Committee, but who had become Participants under the Merging Plans prior to January 1, 2011, will remain

Participants in the Plan but will not accrue any benefits for periods after December 31, 2010, unless they are thereafter designated by the Committee and only to the extent and for the periods designated by the Committee.
ARTICLE III
SUPPLEMENTAL RETIREMENT BENEFITS
          Section 3.01 Defined Contribution Plan Benefits.
               (a) Defined Contribution Plan Credits. For Active Participants as of each Plan Year there will be credited to a SERP Account that the Company shall establish for such Active Participant an amount equal to the sum of:
(i)	Defined Contribution Plan Excess Contribution. For Non-Retirement Plan Participants who are active participants in the Defined Contribution Plan, an amount equal to the Contribution Percentage indicated below multiplied by the Participant’s Compensation in excess of the Code § 401(a)(17) Compensation Cap limit in effect for the Year:

Sum of Participant’s	Contribution
Age Plus Years of Service	Percentage
Less than 40	7.5%
40 but less than 55	8.0%
55 but less than 70	8.5%
70 or more	9.0%
These amounts will be allocated to the Participant’s SERP Account as soon as practicable following each Payday during such year and will be based on the amount the Participant’s Compensation paid on that Payday in excess of the Code § 401(a)(17) Compensation Cap limit.

(ii)	401(k) Plan Excess Contributions. For Non-Retirement Plan Participants who are not active participants in the Defined Contribution Plan, an amount equal to 4% multiplied by the Participant’s Compensation in excess of the Code § 401(a)(17) Compensation Cap limit in effect for the Year. These amounts will be allocated to the Participant’s SERP Account as soon as practicable following each Payday during the Plan Year and will be based on the amount the Participant’s Compensation paid on that Payday in excess of the Code § 401(a)(17) Compensation Cap limit.

(iii)	Supplemental Retirement Contribution. For Non-Retirement Plan Participants who are Tier 1 Participants, an amount equal to 2% of the Tier 1 Participant’s Compensation for the Plan Year. These amounts will be allocated to the Participant’s SERP Account as soon as practicable following each Payday during the Plan Year.

(iv)	Matching Contribution True-up Contribution. For Participants who have contributed the maximum allowable dollar amount to a qualified retirement plan with a cash or deferred feature, an amount equal to the excess of (i) 4% of the Participant’s Compensation up to the 401(a)(17) Compensation Cap limit in effect for the Plan Year over (ii) the dollar amount of the Matching Contribution received by the Participant in the Savings Plan. Notwithstanding the foregoing, the contribution under this Subsection in a Plan Year will not exceed an amount equal to the limit with respect to elective deferrals under Code Section 402(g)(1)(A), (B), and (C) in effect for such Plan Year.

These amounts will be allocated to the Participant’s SERP Account as soon as practicable following each Payday during Plan Year.

(v)	Discretionary Contribution. An amount determined in the sole discretion of the Committee. This amount will be credited to the Participant’s SERP Account as of the date determined in the sole discretion of the Committee.
          For purposes of this Section 3.01(a), Compensation will mean Base Compensation and Bonus and will be modified by (1) including as Compensation any income otherwise excluded from Compensation as a result of an election to defer income made pursuant to the provisions of (i) for periods prior to January 1, 2011, the Officers Plan and the Non-Officer Plan and (ii) for periods after December 31, 2010, Article IV of this Plan (except to the extent the amounts deferred are actually included in compensation under the terms of the Pension Plan in the plan year in which it is paid), and (2) excluding as Compensation any amount that would otherwise be included as Compensation in a year which relates to an amount deferred in a prior year under the provisions of (i) for periods prior to January 1, 2011, the Officers Plan and the Non-Officer Plan and (ii) for periods after December 31, 2010, Article IV of this Plan.
          Section 3.02 SERP Account Earnings. Each Participant shall allocate his or her SERP Account between the Investment Alternatives in accordance with the rules of the Plan (provided that allocations into the Investment Alternatives are subject to such minimum amounts as the Administrator may establish). Each Participant electing to transfer amounts in the SERP Account between the various Investment Alternatives in accordance with the rules of the Plan shall effect such election by submitting an Investment Change Form in the form and manner designated by the Administrator. Each Participant’s SERP account shall be adjusted no less often than quarterly to reflect hypothetical earnings for the period which closely approximates the earnings that would have been earned on actual investments of amounts in the Investment Alternatives selected by the Participant. Such adjustments shall be made until no amounts remain in the SERP Account.

          Section 3.03 Vesting. Subject to Section 7.03, a Participant shall become vested in his or her SERP Account at the time he or she completes three Years of Service.
          Section 3.04 Payment of SERP Account Benefits.
               (a) Commencement. SERP Account benefits will be distributable upon a Participant’s separation from service with the Company on account of the death, Retirement, or other Termination of Employment determined consistent with the provisions of Section 409A of the Code (a “Separation”). The benefits payable under this Section shall commence as soon as practicable on or after the date that is six months following the date of Separation. Notwithstanding the foregoing, the provisions of Section 6.01 will govern the actual date of distribution. For this purpose, the SERP Account benefit payable will be paid as the amount calculated at the time of payment.
               (b) Normal Form of Payment. SERP Account benefits payable under the Plan normally shall be paid in the form of a single lump sum cash payment. A Participant, within 30 days of first becoming eligible to receive SERP Account benefits under the Plan, may elect to have the SERP Account benefits payable under the Plan paid in up to ten substantially equal annual installments instead of a single lump-sum payment. Further, Participants may elect to change the form of benefit they are to receive in a written election which (i) will not be effective until 12 months after the date on which the election is made, and (ii) in the case of an election related to a payment other than a payment on account of death, only if the first payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.
          Section 3.05 Death Benefits. If a Participant dies after he or she becomes entitled to a vested SERP Account benefit under Section 3.03 and before payment to the Participant has been made under Section 3.04, the Participant’s benefit, determined as if the Participant had Separated from service with the Company on the date immediately prior to his or her date of death, shall be paid to his or her Designated Beneficiary in the form of a single lump sum cash payment as soon as practicable after the death of the Participant.

               (a) Change in Control Event Payments. In the event of a Change in Control Event, (i) a Participant immediately shall become fully vested in his or her SERP Account benefit and (ii) the vested SERP Account benefit of a Participant under the Plan shall be paid to the Participant in one lump sum not later than the closing of the transaction giving rise to the Change in Control Event.
           Section 3.06 Payment of Certain Small Benefits. Notwithstanding any other provision of the Plan and notwithstanding a Participant’s elected form of benefit distribution, if the amount of such SERP Account benefit is determined to be $50,000 or less at the time payment of such SERP Account benefit is to commence, the benefit will be paid in a single lump sum payment of cash.
          Section 3.07 DB SERP Benefit.
               (a) DB SERP Benefit Amount. If a Participant is entitled to receive an accrued benefit from the Retirement Plan, the benefits payable to the Participant under this Section 3.07 (“DB SERP Benefit”), expressed as a monthly benefit, shall be equal to the excess of—
(i)	the benefit, expressed as a monthly benefit commencing on the Participant’s normal retirement date under the Retirement Plan, that the Participant otherwise would have received from the Retirement Plan had the Participant’s benefit been determined:
(A)	without regard to the limitation on benefits imposed by Section 415 of the Code and/or any other similar restrictive provision;

(B)	without regard to the limitation on compensation imposed by Section 401(a)(17) of the Code and/or any other similar restrictive provision;

(C)	by (1) including as compensation any income otherwise excluded from compensation as a result of an election to defer income made pursuant to the provisions of (i) for periods prior to January 1, 2011, the Officers Plan, and the Non-Officer Plan and (ii) for periods after December 31, 2010, this Plan, and (2) excluding as compensation any amount that would otherwise be included as compensation in a year which relates to an amount deferred in a prior year under the provisions of the Officers Plan, the Non-Officer Plan, and this Plan; over
(ii)	the benefit, expressed as a monthly benefit commencing on the Participant’s normal retirement date under the Retirement Plan, that the Participant actually would receive from the Pension Plan at that time (even if the benefit was not currently payable to the Participant).
          In calculating the benefit to be provided under this subsection, the following rules shall apply:
(i)	benefit accrual only will apply to those periods during which the Participant is eligible to accrue benefits under the terms of the Retirement Plan; and

(ii)	compensation will mean “Compensation” as that term is defined under the provisions of the Retirement Plan as modified under this Section 3.07.
               (b) Period of Accrual. A Participant is entitled to accrue benefits under this Section 3.07 only during the period in which the Participant is actually accruing additional benefits under the terms of the Retirement Plan.

               (c) Vesting. Subject to Section 7.03, a Participant is fully vested in the benefit provided by this Section 3.07.
               (d) Payment of DB SERP Benefits. DB SERP Benefits payable under the Plan normally shall be paid in the form of a single lump sum cash payment in an amount that is actuarially equivalent to the monthly benefit determined under Section 3.07(a). For purposes of calculating the lump sum benefit under this subsection, the Plan shall (i) use the same actuarial assumptions that are used under the Pension Plan to determine lump sum actuarial equivalents, (ii) for Participants who have attained age 55, by applying such factors to the benefit under the Retirement Plan that would be payable commencing at the time of separation from service, (iii) for Participants who have not attained age 55, by applying such factors to the benefit under the Retirement Plan that would be payable commencing at age 65, and (iv) and the actuarial equivalent amount shall be determined as of the date of actual payment. DB SERP Benefits will distributable upon a Participant’s Separation. The benefits payable under this Section shall be payable as of the first day of the month following the date of Separation. Notwithstanding the foregoing, the provisions of Section 6.01 will govern the actual date of distribution and if payment of benefits will be delayed under such Section, actuarial equivalence will be determined as of date of actual payment.
ARTICLE IV
DEFERRED COMPENSATION PROVISIONS
          Section 4.01 Deferral Election Procedure. The Administrator shall provide each Active Participant for a Plan Year with a Compensation deferral election form or other method of election by which the Active Participant may elect to defer his or her Compensation. Each Active Participant electing to defer Compensation for a Plan Year (or portion thereof during which such Participant is an Active Participant) shall complete and sign the Compensation deferral election form in the manner provided by the Administrator and return it to the Administrator in accordance with the rules of the Plan.
          Section 4.02 Content of Deferral Election Form, Investment Change Form and Beneficiary Designation Form. Each Active Participant electing to defer Compensation for a Plan Year shall set forth on his or her Compensation deferral election form for such Plan Year:
               (a) such Active Participant’s consent that such Active Participant, his or her successors in interest and assigns and all persons claiming under him or her shall be bound, to the extent authorized by law, by the statements contained therein and by the provisions of the Plan as they now exist, and as they may be amended from time to time,
               (b) the separate election of the percentage and/or dollar amount of such Active Participant’s (i) Base Compensation and (ii) Bonus to be deferred and, in such ease, such Active Participant’s authorization to the Company to reduce such Active Participant’s Base Compensation and Bonus in accordance with such election,
               (c) the allocation of such Participant’s Deferred Compensation Account between the Investment Alternatives in accordance with the rules of the Plan (provided that deferrals into the Investment Alternatives are subject to such minimum amounts as the Administrator may establish),
               (d) such Active Participant’s election of his or her Distribution Date,
               (e) such Active Participant’s election to receive the distribution of his or her balance in the Deferred Compensation Account relating to such Plan Year in the form of a lump sum distribution or in up to ten annual installments, and
               (f) such other information as may be required for the administration of the Plan.
          Each Participant electing to transfer amounts in the Deferred Compensation Account between the various Investment Alternatives in accordance with the rules of the Plan shall effect such election by submitting an Investment Change Form in the form and manner designated by the Administrator.

          Section 4.03 Deferral of Compensation.
               (a) Each Active Participant who has agreed to elect to defer Base Compensation and/or Bonus may elect, in accordance with the rules of the Plan, to defer during such Plan Year an amount equal to any whole number dollar amount or percentage of his or her Base Compensation and/or Bonus for such Plan Year to the extent the aggregate Base Compensation and Bonus before deferral shall exceed the maximum annual compensation that can be taken into account for qualified retirement plan purposes under the 401(a)(17) Compensation Cap and only such excess over the 401(a)(17) Compensation Cap may be deferred pursuant to the Plan.
               (b) Compensation deferral election shall be made in the form and manner described in Section 4.02 and shall be delivered to the Administrator not later than the last day of the Plan Year preceding the Plan Year in which the Compensation is earned or, in the case of a Participant who first becomes eligible for participation in the Plan during the course of a Plan Year, up to 30 days after the date the Participant is first eligible for the Plan, and the election applies only to the Participant’s Compensation with respect to services performed after the making of the election and, in each case, shall remain in effect until the last day of such Plan Year.
               (c) Participants may elect to change the date on which and the form of benefit under which they arc to receive Benefits under the Plan in a written election which (i) will not be effective until 12 months after the date on which the election is made, and (ii) in the case of an election related to a payment other than a payment on account of death, only if the first payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise have been made.
          Section 4.04 Discontinuance of Deferral and Hardship Withdrawals.
               (a) Except as provided in Section 4.04(b) and Section 4.04(c), an Active Participant may not reduce or discontinue his or her Compensation deferral election made for any Plan Year.

               (b) An Active Participant may reduce or discontinue his or her Compensation deferral election during a Plan Year on account of his or her Unforeseeable Emergency, subject to the following requirements:
(i)	the Active Participant’s reduction or discontinuance shall not exceed the amount which is necessary to satisfy the Unforeseeable Emergency, less the amount which can be satisfied from other resources which are reasonably available to the Active Participant, and

(ii)	the reduction or discontinuance shall apply only to the portion of such Active Participant’s Compensation for such Plan Year that is payable with respect to Paydays occurring after such reduction or discontinuance.
               (c) A Participant may make a withdrawal, in cash, from his or her Deferred Compensation Account on account of his or her Unforeseeable Emergency, provided that the Participant’s withdrawal shall not exceed the amount which is necessary to satisfy the Unforeseeable Emergency, less the amount which can be satisfied from other resources which are reasonably available to the Participant and the amount from a discontinuance of such Participant’s Compensation deferral election, if any, for the Plan Year in question under Section 4.04(b). A Participant’s withdrawal shall be paid in one lump sum to the Participant not later than 60 days after the approval by the Administrator of such Participant’s withdrawal request. The Administrator shall determine in its sole discretion whether the Active Participant has complied with Section 4.04(b) and Section 4.04(c).
          A Participant may request a reduction or discontinuance of his or her Compensation deferral election or a withdrawal from his or her Deferred Compensation Account in writing as specified by the Administrator in accordance with the rules of the plan.
          Section 4.05 Deferred Compensation Amounts. The Company shall establish on its books the necessary accounts and subaccounts to accurately reflect the Company’s liability to each Participant who has deferred Compensation under the Plan (the “Deferred Compensation

Account”). In that regard, for each Payday during a Plan Year, the Company shall credit the appropriate Accounts by the Deferred Amounts with respect to such Payday. The Company shall maintain separate subaccounts for each annual Compensation deferral election in order to accurately calculate the Deferred Compensation Account benefits distributable pursuant to the Plan.
          Section 4.06 Earnings on Deferred Compensation Amounts.
               (a) Compensation which a Participant has elected to defer into the Deferred Compensation Account shall be credited to the Deferred Compensation Account on the same date that it would otherwise be payable to such Participant (the “Deferral Date”). Deferred Amounts carried in the Deferred Compensation Account shall be credited with earnings from the Deferral Date to the date of payment. The Deferred Compensation Account shall be adjusted no less often than quarterly to reflect hypothetical earnings for the quarter equal to earnings that closely approximates the amounts would have been received if such amounts were actually invested in the Investment Alternatives selected by the Participant.
               (b) Grandfathered DCUs. A Participant who had elected to defer Compensation into the Deferred Compensation Units Accounts under the Officers Plans or Non-Officers Plan prior to January 1, 2011, shall continue to have those amounts credited to the Deferred Compensation Units Subaccount until the Participant transfers such amount to another Investment Alternative or until such amount is paid from the Plan. If Deferred Compensation Units are credited to a Participant’s Deferred Compensation Units Account as of a dividend record date for the Common Stock, Dividend Equivalents shall be credited to the Participant’s Deferred Compensation Units Account on the dividend payment date and shall be converted into the number of Deferred Compensation Units which could be purchased with the amount of Dividend Equivalents so credited determined as of the dividend payment date. In the event of any change in the Common Stock outstanding, by reason of any stock split or stock dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Administrator shall make such equitable adjustments, if any, by reason of any such change, deemed appropriate in the number of Deferred Compensation Units credited to each Participant’s Deferred Compensation Units Account. Notwithstanding the foregoing, in the event of such stock split or stock dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, or other adjustment or event which results in shares of Common Stock being exchanged for or converted into cash, securities or other property, all Deferred Compensation Units under this Plan shall become the right to receive an equivalent amount of value of such cash, securities or other property and will be reallocated to other Investment Alternatives under the Plan.
          Section 4.07 Vesting of Deferred Compensation Accounts. Subject to Section 7.03, each Participant’s interest in his or her Deferred Compensation Account shall be nonforfeitable at all times.
          Section 4.08 Distributions Prior to Termination of Employment. Subject to Section 4.10, a Participant who has elected to receive, or commence distribution of, all or a portion of such Participant’s Deferred Compensation Account on such Participant’s Distribution Date and who has not had a Termination of Employment before such Distribution Date shall receive cash in the amount credited to the appropriate subaccounts in the Deferred Compensation Account as of such Distribution Date (and/or shares of Common Stock equal to the number of Deferred Compensation Units (rounded down to the nearest whole unit) in the appropriate subaccount in the Deferred Compensation Units Account), in one of the following methods, as elected by the Participant pursuant to Section 4.02:
(i)	distribution of such amount in one lump sum, or

(ii)	payment of such cash (or the distribution of shares of Common Stock) in up to ten annual installments as is designated by such Participant;
provided, however, that if such Participant fails to make an election with respect to the method of distribution pursuant to Section 4.02, his or her Deferred Compensation Account benefits shall be distributed in one lump sum.
          Section 4.09 Distributions Upon Termination of Employment. Subject to Section 4.10 and Section 4.11, upon the Termination of Employment of a Participant for any reason other than death, the amount credited to his or her Deferred Compensation Account shall be distributed to such Participant in one lump sum payment in cash (and/or Common Stock if DCUs are one of the Investment Alternatives of the Participant) as of the date of Termination of Employment. Notwithstanding the foregoing, the provisions of Section 6.01 will govern the actual date of distribution.
          Section 4.10 Distributions Upon Death.
               (a) Upon the death of a Participant, the amount credited to his or her Accounts shall be distributed in one lump sum in cash and/or Common Stock, to such Participant’s Designated Beneficiary.
               (b) Such distribution shall be made as soon as practicable following the death of the Participant.
          Section 4.11 Distributions Upon Retirement. Upon the Retirement of a Participant, the amount credited to such Participant’s Deferred Compensation Account shall be distributed in cash (and/or Common Stock) either (a) in one lump sum following the date of such Participant’s Retirement or (b) in up to ten annual installments beginning on the date of such Participant’s Retirement, as set forth in the deferral election form. Notwithstanding the foregoing, the provisions of Section 6.01 will govern the actual date of distribution.
          Section 4.12 Distributions Upon Change in Control Event.
               (a) Upon a Change of Control Event, the amount credited to a Participant’s Deferred Compensation Account shall be distributed in one lump sum in cash and/or Common Stock.
               (b) Such distribution shall be made not later than the closing date for the Change of Control Event.
          Section 4.13 Cashless Procedure for DCUs. The number of shares of Common Stock equal to the number of DCUs (rounded down to the nearest whole unit) to be distributed to a Participant be distributed pursuant to a “cashless procedure” satisfactory to the

Committee which permits the Participant to deliver a notice to a broker-dealer designated by the Company, who then sells the shares to be distributed and delivers the proceeds of the sale, less a commission, to the Company, which delivers such proceeds, less withholding taxes, to the Participant.
ARTICLE V
AMENDMENT, SUSPENSION, OR TERMINATION
          Section 5.01 Amendment, Suspension, or Termination. IDEX Corporation may amend, suspend or terminate the Plan, in whole or in part, at any time and from time to time by resolution adopted at a regular or special meeting of the Board of Directors of IDEX Corporation, and only in such manner.
          Section 5.02 No Reduction. No amendment, suspension or termination shall operate to adversely affect the benefit otherwise available to a Participant under the Plan determined as if the Participant had ceased being a Participant on or before the effective date of such amendment, suspension, or termination. The value of a Participant’s SERP Account and Deferred Compensation Account, if any, determined as of the effective date of such amendment, suspension or termination shall continue to be adjusted for assumed earnings as provided under the Plan. Any benefit determined as of such date shall continue to be payable as provided in under the Plan.
ARTICLE VI
409A PROVISIONS
          Section 6.01 Specified Employees. For purposes of this Plan, effective as of the identification date of December 31, 2010, each Participant will be deemed to be a “specified employee” within the meaning of Section 409A and related guidance. If the Participant is eligible to receive payment of his or her benefit under the Plan solely because that Participant has “separated from service” within the meaning of Code Section 409A (and not by reason of payment at a specified time, or on account of death, or Change in Control Event), no payment will be made prior to the date that is six months after the date of separation from service (or, if earlier, the date of death of the Participant). Payments to which a Participant would otherwise be entitled during the first six months following the date of separation from service will be accumulated and paid on the day that is six months after the date of separation from service.
          Section 6.02 Modification of Payment Terms. Notwithstanding any other provision in this Plan, to the extent any amounts payable under this Plan (i) are subject to Code Section 409A, and (ii) the time or form of payment of those amounts would not be in compliance with Code Section 409A, then, to the extent possible, payment of those amounts will be made at such time and in such a manner that payment will be in compliance with Code Section 409A. If the time or form of payment cannot be modified in such a way as to be in compliance with Code Section 409A, then the payment will be made as otherwise provided in this Plan, disregarding the provisions of this Section 6.02. All terms of this Plan which are undefined or ambiguous must be interpreted in a manner that complies with Section 409A if necessary to comply with Section 409A.
          Section 6.03 No Tax Liability. Benefits under the Plan are intended to comply with the rules of Code Section 409A and will be construed accordingly. The Company will not be liable to any Participant or Beneficiary for any adverse tax consequences imposed under Code Section 409A.
          Section 6.04 Special 409A Transitional Rules. Consistent with the provisions found in Internal Revenue Service Notice 2005-1, regulations proposed under Section 409A of the Code, final regulations under Section 409A of the Code, Internal Revenue Service Notice 2007-100, and Internal Revenue Service Notice 2007-86, Participants under the Merging Plans may have, during the period commencing on January 1, 2005 and ending on December 31, 2008, made new payment elections regarding the Distribution Date and the form under which Benefits under the Plan are to be paid (single lump-sum payment or five substantially equal annual installments) for Benefits under the Merging Plan which election override any prior election or any contrary provision of the Merging Plan.

ARTICLE VII
GENERAL PROVISIONS
          Section 7.01 Funding. The Plan is not a funded plan. The Company shall not set aside any funds, or make any investments, for the specific purpose of making payments under the Plan. All benefits paid under the Plan shall be paid from the general assets of the Company. Benefits payable under the Plan may be reflected on the accounting records of the Company, but such accounting shall not be construed to create or require the creation of a trust, custodial or escrow account.
          Section 7.02 Nonassignability. The interests of any person under the Plan (other than the Company) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance, or to the claims of creditors of such person, and any attempt to effectuate any such actions (except to designate a Beneficiary) shall be void.
          Section 7.03 Interest of Participant. Participants and their beneficiaries, in respect to the SERP Account, if any, the Deferred Compensation Account, if any, and any other benefit to be paid under the Plan, shall be and remain simply a creditor of the Company in the same manner as any other creditor having a general claim for compensation, if and when the Participants’ or beneficiaries’ rights to receive payments shall mature and become payable. At no time shall the Participant be deemed to have any right, title or interest, legal or equitable, in any asset of the Company, including, but not limited to any investments that represent reserves or funds to aid in providing benefits under the Plan. The interest of any Participant or any other person hereunder shall be limited to the right to receive the benefits as set forth herein. To the extent that a Participant or any other person acquires a right to receive benefits under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company that would otherwise be obligated to the Participant.
          Section 7.04 Withholding. The Company shall have the right to deduct or withhold from the benefits paid under the Plan all taxes which may be required to be deducted or withheld under any provision of law (including, but not limited to, Social Security payments, income tax withholding and any other deduction or withholding required by law) now in effect or which may become effective any time during the term of the Plan.
          Section 7.05 Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of IDEX Corporation. IDEX Corporation shall pay any and all expenses incurred in the administration of the Plan.
          Section 7.06 Exclusivity of Plan. The Plan is intended solely for the purpose of providing deferred compensation and supplemental retirement benefits to the Participants to the mutual advantage of the parties. Nothing contained in the Plan shall in any way affect or interfere with the right of a Participant to participate in any other benefit plan in which he or she may be entitled to participate.
          Section 7.07 No Right to Continued Service. Neither the Plan nor any of its provisions shall be construed as giving any Participant a right to continued employment with the Company.
          Section 7.08 Notice. Each notice and other communication to be given pursuant to the Plan shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by telex or telecopier (provided that a copy is sent at approximately the same time by registered or certified mail, return receipt requested), (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to IDEX Corporation at its principal office and to a Participant at the last known address of such Participant (or to such other address or telecopier number as a party may specify by notice given to the other party pursuant to this Section).
          Section 7.09 Claims Procedures. If a Participant or the Participant’s Designated Beneficiary does not receive benefits to which he or she believes he or she is entitled, such person may file a claim in writing with the Company. The Company shall establish a claims procedure under which:
               (a) the Company shall be required to provide adequate notice in writing to the Participant or the Designated Beneficiary whose claim for benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by the Participant or the Designated Beneficiary; and
               (b) the Company shall afford a reasonable opportunity to the Participant or the Designated Beneficiary whose claim for benefits has been denied for a full and fair review by the Company of the decision denying the claim.
          Section 7.10 Illinois Law Controlling. The Plan shall be construed in accordance with the laws of the State of Illinois.
           Section 7.11 Severability. Every provision of the Plan is intended to be severable. If any provision of the Plan is illegal or invalid for any reason whatsoever, the illegality or invalidity that provision shall not affect the validity or legality of the remainder of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been made part of the Plan.
          Section 7.12 Binding on Successors. The Plan shall be binding upon the Participants and the Company, their heirs, successors, legal representatives and assigns.
          EXECUTED by an authorized officer of IDEX Corporation as of the 31st day of December, 2010.

IDEX CORPORATION
By	/s/ Frank J. Notaro
Frank J. Notaro
Vice President — General Counsel and Secretary